Jiangchuan JV Long Term Benefits

- **Tianyin's investment in API of macrolide antibiotics will generate long term strategic significance and lasting economic benefits**
  - Diversify Tianyin's current TCM-focused product portfolio
  - Expand Tianyin's market coverage into the antibiotics arena
  - Within three years, Jiangchuan is projected to become a leading manufacturer of macrolide antibiotics in China
  - The company anticipates this initiative will contribute approximately $22.5 million in revenue and $1.4 million in net income for fiscal 2011.
  - For fiscal year 2012, revenue and net income contributions expected to be $47 million and $6.5 million,
  - Once both phases are operating close to full capacity, the JV will have the potential to generate $12 million in net income on an annual basis.